UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2009 (January 30, 2009)

SENIOR HOUSING PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-15319	04-3445278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Centre Street, Newton, Massachusetts  02458

(Address of Principal Executive Offices)   (Zip Code)

617-796-8350

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2009, our Board of Trustees, or Board, pursuant to a recommendation of our Nominating and Governance Committee, appointed Jeffrey P. Somers to the Board, effective January 30, 2009.  The appointment was made to fill the vacancy created by Frank J. Bailey’s resignation in connection with his recent appointment to serve as a United States Bankruptcy Judge for the District of Massachusetts, as previously reported in our Current Report on Form 8-K, dated January 9, 2009.  Mr. Somers was appointed to fill the remainder of Mr. Bailey’s term as an Independent Trustee in Group I of the Board, which will expire at our 2009 annual meeting of shareholders.  Mr. Somers was also appointed as a member of our Audit Committee, Compensation Committee and Nominating and Governance Committee.

Mr. Somers (age 65) has been a member of the law firm of Morse Barnes-Brown Pendleton PC since 1995.  Prior to that time, he was a partner at the law firm of Gadsby Hannah LLP (now McCarter & English, LLP).

For his service as a trustee, Mr. Somers will be entitled the compensation we generally provide to our trustees.  A summary of our currently effective trustee compensation is filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 2, 2008.

In connection with his appointment, we entered into an indemnification agreement with Mr. Somers, effective as of January 30, 2009, on substantially the same terms as the agreements previously entered into between us and each other trustee.  We have previously filed a representative copy of those indemnification agreements as Exhibit 10.6 to our Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST

By:	/s/ Richard A. Doyle
Richard A. Doyle
Treasurer and Chief Financial Officer
Dated: January 30, 2009